UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 14, 2005

Exact name of registrant as specified in its charter; Commission File No.:	Address of principal executive offices; zip code; registrant’s telephone number, including area code:	State or other jurisdiction of incorporation or organization; IRS Employer Identification No.:
Duquesne Light Holdings, Inc. 1-10290	411 Seventh Avenue Pittsburgh, PA 15219 412-393-6000	Pennsylvania 25-1598483

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 14, 2005, Duquesne Light Holdings Inc. (“Holdings”) entered into a Purchase and Sale Agreement to acquire Atlantic City Electric Company’s (“ACE”) ownership interests in the Keystone and Conemaugh power plants. The aggregate purchase price is $173.1 million, subject to adjustments based, among other things, on the transaction’s ultimate closing date. Currently, the closing is anticipated to occur in mid-2006, subject to approvals from the New Jersey Bureau of Public Utilities, the Pennsylvania Public Utility Commission and other regulatory entities.

Both Keystone and Conemaugh are jointly owned by ACE and a consortium of other companies. Holdings will be acquiring ACE’s undivided 2.47% interest in Keystone and undivided 3.83% interest in Conemaugh, plus related inventories, equipment and other property. In addition to assuming ownership of these items, Holdings will also assume all of ACE’s environmental liabilities, past and future, related to Keystone and Conemaugh.

Holdings will be able to assign its rights and obligations under the agreement to any of its subsidiaries, provided Holdings guarantees those obligations.

The foregoing description of the Purchase and Sale Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text thereof attached as Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits

(c) Exhibits

10.1	Purchase and Sale Agreement dated November 14, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Duquesne Light Holdings, Inc.
(Registrant)

Date November 17, 2005	/s/ MARK E. KAPLAN
(Signature)
Mark E. Kaplan
Senior Vice President and Chief Financial Officer

2